Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2020 First Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--July 25, 2019--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its first fiscal quarter ended June 30, 2019.

Three-month results

Gross loans outstanding in the US increased to $1.22 billion as of June 30, 2019, a 15.1% increase from the $1.06 billion of gross loans outstanding as of June 30, 2018. During the quarter ended June 30, 2019, our unique borrower in the US increased by 5.6% compared to an increase of 2.7% during the quarter ended June 30, 2018.

As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods. Net income from continuing operations for the first quarter of fiscal 2020 decreased $7.0 million, or 45.0%, to $8.6 million when compared to $15.6 million for the same quarter of the prior year. Net income from continuing operations per diluted share decreased 42.5% to $0.97 in the first quarter of fiscal 2020 when compared to $1.69 for the same quarter of the prior year. Net income for the first quarter of fiscal 2020 increased to $8.6 million from the $21.5 million loss reported for the same quarter of the prior year. Net income per diluted share increased to $0.97 in the first quarter of fiscal 2020 from a $2.32 loss in the prior year quarter.

Earnings per share for the quarter benefited from our share repurchase program. The Company repurchased 141,077 shares of common stock on the open market at an aggregate purchase price of approximately $21.8 million during the quarter. During the fiscal year ended March 31, 2019, the Company repurchased 665,020 shares at an aggregate cost of $74.5 million. The Company had approximately 8.4 million common shares outstanding excluding approximately 0.8 million unvested restricted shares as of June 30, 2019.

Total revenues in the US for the first quarter increased to $138.4 million, a 12.7% increase from the $122.8 million reported for the same quarter of the prior year. The revenues from the 1,148 branches open throughout both quarterly periods increased by 12.0%. Interest and fee income increased 13.3%, from $108.4 million in the first quarter of fiscal 2019 to $122.9 million in the first quarter of fiscal 2020, primarily due to an increase in average earning loans. Insurance and other income increased by 8.3% to $15.5 million in the first quarter of fiscal 2020 compared to $14.3 million in the first quarter of fiscal 2019 primarily due to the increased loan volume.

Accounts in the US that were 61 days or more past due increased to 5.7% on a recency basis at June 30, 2019, compared to 5.0% at June 30, 2018. Accounts in the US that were 61 days or more past due on a contractual basis increased to 7.3% at June 30, 2019, compared to 6.6% at June 30, 2018. Our allowance for loan losses compared to net loans was 9.7% at June 30, 2019, compared to 8.7% at June 30, 2018.

Net charge-offs in the US as a percentage of average net loans on an annualized basis increased from 15.1% to 16.3% when comparing the first quarter of fiscal 2020 to the first quarter of fiscal 2019. The provision for loan losses increased by $10.7 million, or 35.0%, when comparing the first quarter of fiscal 2020 to the first quarter of fiscal 2019. Net charge-offs increased $6.8 million when comparing the first quarter of fiscal 2020 to the first quarter of fiscal 2019. There was a $1.9 million increase in the US provision due to an increase during the quarter of accounts 90 days past due when comparing the first quarter of fiscal 2020 to the first quarter of fiscal 2019. The provision related to the general reserve increased $1.5 million during the quarter due to the increase in loans receivable during the first quarter of 2020 compared to the first quarter of 2019.

General and administrative (“G&A”) expenses amounted to $81.8 million in the first quarter of fiscal 2020 compared to $67.8 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 55.2% during the first quarter of fiscal 2019 to 59.1% during the first quarter of fiscal 2020. G&A expenses per average open branch increased by 17.6% when comparing the two fiscal quarters, primarily due to an increase in personnel expense.

Personnel expense increased $11.7 million, or 28.6%, during the first quarter of fiscal 2020, as compared to the first quarter of fiscal 2019. Personnel expense increased by $6.5 million during the first quarter of fiscal 2020, as compared to the first quarter of fiscal 2019 due to additional share-based compensation associated with the long-term incentive program and director equity awards, as previously disclosed. Expenses related to health benefits increased approximately $2.0 million quarter over quarter as a result of higher average claims as well as an increase in headcount. Our headcount as of June 30, 2019, increased 8.4% compared to June 30, 2018, primarily driven by acquisitions during the 12 months ending June 30, 2019. However, our accounts per employee have increased by approximately 5.3% over the same 12 months.

Interest expense for the quarter ended June 30, 2019, increased by $180,000, or 4.2%, from the corresponding quarter of the previous year. The increase in interest expense is due to a 16.0% increase in the average debt outstanding, from $240.7 million to $279.2 million for the quarters ended June 30, 2018 and 2019, respectively. The increase in average debt was offset by a reduction in the interest margin on credit facility. The Company’s debt to equity ratio increased to 0.6:1 from 0.5:1 as of June 30, 2018.

Other key return ratios for the first quarter of fiscal 2020 included a 7.5% return on average assets and a return on average equity of 12.1% (both on a trailing 12-month basis).

Other matters

As previously disclosed, we retained outside legal counsel and forensic accountants, upon receipt of an anonymous letter regarding compliance matters, to conduct an investigation of our operations in Mexico. The investigation focuses on the legality under the U.S. Foreign Corrupt Practices Act and certain local laws of certain payments related to loans, the maintenance of the Company’s books and records associated with such payments, and the treatment of compensation matters for certain employees. We voluntarily contacted the U.S. Securities and Exchange Commission ("SEC") and the U.S. Department of Justice (“DOJ”) in June 2017 to advise both agencies that an investigation was underway. We are committed to compliance with applicable laws and regulations and intend to cooperate fully with both the SEC and the DOJ.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,218 branches in sixteen states as of June 30, 2019.

First quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/31116. The call will be available for replay on the Internet for approximately 30 days.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including the effect of changes in tax law, such as the effect of the TCJA that was enacted on December 22, 2017; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the SEC, DOJ, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; developments in, and the outcome of, our ongoing investigation into certain transactions and payments in Mexico, including any legal proceedings or government enforcement actions which could arise out of the matters under review, and any remedial actions we may take in connection therewith; any determinations, findings, claims or actions made or taken by regulators or other third parties in connection with or resulting from our ongoing investigation or the SEC's formal order of investigation; the recent sale of our Mexico subsidiaries, including claims or litigation resulting therefrom; uncertainties associated with management turnover and the effective succession of senior management; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to expansion; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2019 filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)
	Three months ended June 30,
	2019	2018
Revenues:
Interest and fee income	$122,910	$108,444
Insurance income, net and other income	15,532	14,346
Total revenues	138,442	122,790

Expenses:
Provision for loan losses	41,291	30,591
General and administrative expenses:
Personnel	52,459	40,794
Occupancy and equipment	11,950	10,593
Advertising	6,110	4,839
Amortization of intangible assets	955	263
Other	10,303	11,288
Total general and administrative expenses	81,777	67,777

Interest expense	4,403	4,225
Total expenses	127,471	102,593

Income from continuing operations before income taxes	10,971	20,197
Income taxes	2,363	4,559
Net income from continuing operations	8,608	15,638

Discontinued operations (1)
Income from discontinued operations before impairment loss and income taxes	—	2,342
Impairment loss	—	(39,007)
Income taxes	—	476
Net income (loss) from discontinued operations	—	(37,141)

Net income (loss)	$8,608	$(21,503)

Net income per common share from continuing operations, diluted	$0.97	$1.69
Net loss per common share from discontinued operations, diluted	$—	$(4.01)
Net income (loss) income per common share, diluted	$0.97	$(2.32)
Weighted average diluted shares outstanding	8,866	9,253

_______________________________________________________
(1) As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)
	June 30, 2019	March 31, 2019	June 30, 2018
ASSETS
Cash and cash equivalents	$9,759	$9,335	$10,263
Gross loans receivable	1,222,696	1,127,957	1,062,673
Less:
Unearned interest, insurance and fees	(320,729)	(290,814)	(280,887)
Allowance for loan losses	(87,353)	(81,520)	(68,030)
Loans receivable, net	814,614	755,623	713,756
Right-of-use asset	118,064	—	—
Property and equipment, net	25,767	25,424	23,255
Deferred income taxes, net	25,904	23,832	19,808
Other assets, net	16,492	18,400	12,467
Goodwill	7,239	7,034	7,035
Intangible assets, net	23,650	15,340	6,381
Assets of discontinued operations (1)	—	—	19,013
Total assets	$1,041,489	$854,988	$811,978

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	326,390	251,940	239,840
Income taxes payable	12,717	11,550	17,846
Lease liability	117,872	—	—
Accounts payable and accrued expenses	34,053	39,381	30,600
Liabilities of discontinued operations (1)	—	—	6,419
Total liabilities	491,032	302,871	294,705

Shareholders' equity	550,457	552,117	517,273
Total liabilities and shareholders' equity	$1,041,489	$854,988	$811,978

_______________________________________________________
(1) As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES SELECTED CONSOLIDATED STATISTICS (1) (unaudited and in thousands, except percentages and branches)
	Three months ended June 30,
	2019	2018

Gross loans receivable	$1,222,696	$1,062,673
Average gross loans receivable (2)	1,173,917	1,027,381
Net loans receivable (3)	901,967	781,786
Average net loans receivable (4)	868,582	759,486

Expenses as a percentage of total revenue:
Provision for loan losses	29.8%	24.9%
General and administrative	59.1%	55.2%
Interest expense	3.2%	3.4%
Operating income as a % of total revenue (5)	11.1%	19.9%

Loan volume	752,148	672,242

Net charge-offs as percent of average net loans receivable	16.3%	15.1%

Return on average assets (trailing 12 months)	7.5%	6.8%

Return on average equity (trailing 12 months)	12.1%	11.1%

Branches opened or acquired (merged or closed), net	25	4

Branches open (at period end)	1,218	1,181

_______________________________________________________
(1) As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods.
(2) Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(3) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(4) Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(5) Operating income is computed as total revenues less provision for loan losses and general and administrative expenses.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800